LABONTE & CO. C H A R T E R E D A C C O U N T A N T S	1205 - 1095 West Pender Street
Vancouver, BC Canada
V6E 2M6
	Telephone	(604) 682-2778
	Facsimile	(604) 689-2778
	Email:	rjl@labonteco.com

May 21, 2003

U.S. Securities and Exchange Commission
Division of Corporation Finance 450 Fifth St. N.W.
Washington, D.C. 20549

Re: Movito Holdings Ltd. - Form SB-2 Registration Statement

Dear Sirs:
As chartered accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated May 21, 2003, of the following:

  Our report to the Board of Directors and Stockholders of Movito Holdings Ltd. dated January 9, 2003 on the financial statements of the Company as at December 31, 2002 and for the period from October 3, 2002 (inception) to December 31, 2002.

Yours truly,

“LaBonte & Co.”

LABONTE & CO.
Chartered Accountants